Exhibit 19.1
Yelp Inc.
Amended & Restated
Insider Trading Policy

(adopted September 15, 2023)

During the course of your relationship with Yelp Inc. (“Yelp”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Yelp or other publicly traded companies. Your access to material nonpublic information may put you in a position to profit financially by buying, selling or otherwise transacting in Yelp’s stock or the stock of another publicly traded company, or to disclose such information to a third party who does so.
It is illegal for anyone to use material nonpublic information to gain a personal benefit or to pass on, or “tip,” material nonpublic information to someone who does so (a “tippee”). In fact, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. To help maintain compliance with insider trading laws and promote the highest standards of conduct, this policy sets forth guidelines with respect to transactions in Yelp’s stock and other securities as well as in the securities of other applicable publicly traded companies, in each case by our employees, directors and independent contractors as well as certain other persons and entities subject to this policy as described below.
Statement of Policy
No person or entity subject to this policy who is aware of material nonpublic information relating to Yelp may, directly or indirectly:
1.engage in any transactions in Yelp’s securities, except as otherwise specified under “Exceptions to this Policy” below;
2.recommend that anyone else purchase, hold or sell any of Yelp’s securities;
3.disclose material nonpublic information to persons:
a.within Yelp whose jobs do not require them to have that information, or
b.outside of Yelp to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Yelp’s Media Policy and and any other applicable policy; or
4.assist anyone engaged in the above activities.
In addition, no person subject to this policy who, in the course of their relationship with Yelp, learns of any confidential information that is material to another publicly traded company with which Yelp does business, including a customer, vendor or partner of Yelp, may trade, or recommend that anyone else trade, in that other company’s securities until the information becomes public or is no longer material to that other company.

The prohibition against insider trading is absolute. It applies:

●even if the decision to trade is not based on such material nonpublic information;

●to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure); and

●to very small transactions.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. All that matters is whether you are aware of any material nonpublic information relating to Yelp at the time of the transaction.

Transactions Subject to this Policy
For purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Yelp’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including derivative securities not issued by Yelp, such as exchange-traded put or call options or swaps relating to Yelp’s securities), as well as other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
Persons Subject to this Policy
This policy applies to Yelp’s Board of Directors (the “Board”) as well as all employees and independent contractors (including relevant staff, where applicable) of Yelp and its subsidiaries. This policy also applies to (1) family members who reside with such individuals, (2) any other persons who reside with them, (3) family members who do not reside with them but whose transactions in Yelp’s securities are directed by them or are subject to their influence or control, and (4) any other individuals or entities whose transactions in securities they influence, direct or control (including, for example, a family trust, if they influence, direct or control transactions by the trust). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
Material Nonpublic Information
Material information
There is no bright-line standard for assessing materiality, which can sometimes make it difficult to figure out whether you are aware of material nonpublic information.

The key to determining whether nonpublic information you know about a public company is material is whether the information would be likely to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others.

Keep in mind that both positive and negative information can be material.

Although by no means an all-inclusive list, information about the items listed below may be considered material nonpublic information until it is publicly disseminated:
●financial results or forecasts
●major new products or features
●corporate partner relationships
●acquisitions or dispositions
●pending sales of debt or equity securities or declaration of a stock split
●the establishment of or significant changes to a stock repurchase program
●management or control changes
●significant writeoffs
●a disruption in Yelp’s operations or breach or unauthorized access of its property or assets, including its information technology infrastructure
●possible tender offers or proxy fights
●accounting restatements
●significant litigation or settlements
●gain or loss of a license agreement or other contracts with important vendors
When information is considered public
For information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”) or another widely disseminated announcement. Once information is publicly disseminated, the investing public must also have sufficient time to absorb the information.
In general, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, Yelp may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.
Quarterly Trading Windows
To minimize even the appearance of insider trading, (1) Board members, (2) employees at the director level and above, (3) all employees on the Finance and Legal teams, and (4) such other employees as the Chief Financial Officer or General Counsel may designate from time to time because of their access to confidential company information (collectively, “Covered Insiders”) are required to do more than refrain from insider trading:

Except as described in this policy, Covered Insiders and their Related Persons may trade in Yelp securities only during limited open quarterly trading windows. Of course, even during an open trading window period, Covered Insiders and their Related Persons may not conduct any trades in Yelp securities if they are otherwise in possession of material nonpublic information (unless an exception applies).

For purposes of this policy, each “quarterly trading window” will generally begin on the third business day after the public dissemination of Yelp’s financial results for the previous quarter and end at the end of the day that is the fourth (4th) business day of the last month of the current quarter. Please note that the quarterly trading window may close early or may not open at all if, in the judgment of the Chief

Financial Officer or General Counsel, there exists undisclosed information that would make trades by Covered Insiders inappropriate. The fact that the quarterly trading window has closed early or has not been opened should be considered material nonpublic information that should not be communicated to any other person.
A Covered Insider who believes that they need to trade outside of a quarterly trading window as a result of special circumstances should consult the General Counsel by emailing . Permission to trade outside the quarterly trading window will be granted only where the circumstances are extenuating, the General Counsel concludes that the person is not in fact aware of any material nonpublic information relating to Yelp and there appears to be no significant risk that the trade may subsequently be questioned.
Event-Specific Trading Blackouts
From time to time, an event may occur that is material to Yelp and is known by only a few Board members, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer or General Counsel may not trade in Yelp’s securities. In that situation, Yelp will notify the designated individuals that neither they nor their Related Persons may trade in Yelp’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you may not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
Exceptions to this Policy
1.Option Exercises. This policy does not apply to the exercise of options granted under Yelp’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery of already-owned shares of Yelp stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Yelp to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under Yelp’s equity compensation plans. However, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.ESPP. This policy does not apply to the purchase of stock by employees under Yelp’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
4. 10b5-1 Automatic Trading Programs. Covered Insiders may establish trading plans under which a broker is instructed to buy and sell Yelp securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Yelp securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a Trading Plan must meet the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and any applicable 10b5-1 trading plan guidelines, as well as be adopted by the Covered Insider during a quarterly trading window when they were not otherwise aware of any material nonpublic information relating to Yelp. All Trading Plans must be reviewed and approved by Yelp before being established.
Special and Prohibited Transactions
1.Inherently Speculative Transactions. Yelp employees and Board members, as well as independent contractors notified by Yelp (“designated contractors”), are prohibited from engaging in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, and in any other inherently speculative transactions with respect to Yelp’s stock.
2.Hedging Transactions. Hedging transactions, including through financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, may allow an individual to own Yelp’s securities without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as Yelp’s other stockholders. Therefore, Yelp employees, Board members and designated contractors are prohibited from engaging in any such transactions.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Yelp’s securities, Yelp employees, Board members and designated contractors are prohibited from holding Yelp’s securities in a margin account or otherwise pledging Yelp’s securities as collateral for a loan.
Pre-Clearance and Advance Notice of Transactions
In addition to the requirements above, certain Covered Insiders (“Pre-Clearance Covered Insiders”) and their Related Persons may not engage in any transaction in Yelp’s securities without first obtaining pre-clearance of the transaction from Yelp’s General Counsel or his or her designee by emailing at least two business days in advance of the proposed transaction. The General Counsel or his or her designee will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days will require new pre-clearance. Yelp may choose to shorten this period.
Pre-Clearance Covered Insiders include (1) all Board members, (2) all employees at the vice president level and above, (3) all employees on the Legal team, and (4) such other employees as the Chief Financial Officer or General Counsel may designate from time to time.
Policy Duration
This policy continues to apply to your transactions in Yelp’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your role as an employee, director or contractor of Yelp has ended. If you are aware of material nonpublic information when your role at Yelp ends, you may not trade Yelp’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if your role with Yelp ends outside of a quarterly trading window, then you may not trade Yelp’s securities or the securities of other applicable companies until the next quarterly trading window begins.

Individual Responsibility
You have ethical and legal obligations to maintain the confidentiality of information about Yelp and to refrain from engaging in transactions in Yelp’s securities or the securities of other applicable public companies while aware of material nonpublic information. You are individually responsible for making sure that you comply with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also complies with this policy.
It is also ultimately your responsibility to determine whether you are aware of material nonpublic information, and any action on the part of Yelp or any employee or director of Yelp pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Yelp for any conduct prohibited by this policy or applicable securities laws.
Penalties
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Yelp, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Yelp Legal team at . Please also see Frequently Asked Questions on the Yelp Wiki.
Amendments
Yelp is committed to continuously reviewing and updating its policies and procedures. Yelp therefore reserves the right to amend, alter or terminate this policy at any time and for any reason.